                                                                    EXHIBIT 10.9



================================================================================


                                  OFFICE LEASE


                                     BETWEEN



                                   JIM JOSEPH
          Trustee, Jim Joseph Revocable Trust, dated January 19, 1990,

                                       AND


                                  Virage, Inc.


================================================================================

                                TABLE OF CONTENTS

                                                       Page     Paragraph
ALTERATIONS ...................................          7         13
ARBITRATION ...................................         15         30
ASSIGNMENT AND SUBLETTING .....................          8         20
ATTORNEY FEES .................................         15         29
BUILDING PLANNING .............................          7         14
COMPLIANCE WITH REGULATIONS ...................          8         17
CONDEMNATION ..................................         13         24
DAMAGE TO THE PREMISES ........................         12         23
DEFAULT .......................................         14         28
DIRECT OPERATING EXPENSES .....................         10         21
ENTRY BY LANDLORD .............................          6         10
ESTOPPEL CERTIFICATE ..........................         13         26
HAZARDOUS SUBSTANCES ..........................         16         33
HOLDING OVER ..................................         14         27
IMPROVEMENT OF THE PREMISES ...................          3          4
INSURANCE .....................................          6         11
LETTER OF CREDIT ..............................         17         35
LIENS .........................................          7         16
NON-LIABILITY OF LANDLORD .....................          7         12
NOTICES .......................................         16         34
OPTION TO RENEW ...............................         17         36
PARKING .......................................          5          6
PERSONAL PROPERTY TAXES .......................          8         18
REAL ESTATE TAXES AND ASSESSMENTS .............         11         22
RENT ..........................................          2          2
REPAIRS AND MAINTENANCE BY TENANT .............          5          7
REPAIRS BY LANDLORD ...........................          6          9
RULES AND REGULATIONS .........................          8         19
SECURITY DEPOSIT ..............................          2          3
SIGNS/SIGNAGE .................................          7         15
SUBORDINATION AND ATTORNMENT ..................         13         25
SUCCESSORS AND ASSIGNS ........................         15         32
TERM ..........................................          1          1
USE OF THE PREMISES ...........................          4          5
UTILITIES AND SERVICES ........................          5          8
WAIVER ........................................         15         31

                                  OFFICE LEASE

THIS LEASE, executed this _________ day of ____________________, _____, by and between Jim Joseph, trustee, Jim Joseph Revocable Trust, dated January 19, 1990, (hereinafter referred to as "Landlord"), and Virage, Inc. , a Delaware Corporation, (hereinafter referred to as "Tenant");

                                   WITNESSETH

WHEREAS, Landlord is owner of a leasehold interest in that certain real property on which an office building designated as Interland's Borel Place on the site plan attached hereto as Exhibit A hereto (hereinafter referred to as the "Building") and certain appurtenant improvements (including, without limitation, the parking area and landscaping) have been constructed, the address of which is 411 Borel Avenue, City and County of San Mateo, California, 94402;


WHEREAS, all office space as shown on Exhibit A hereto shall be deemed to be the "Office Park"; and


WHEREAS, Landlord desires to lease to Tenant, and Tenant desires to lease from Landlord, that portion of the First and Third ( 1st and 3rd ) Floors of the Building delineated on the floor plan attached as Exhibit B hereto (hereinafter referred to as the "Premises"),also known as Suites 100 and 300 , consisting of approximately 48,000 rentable square feet. Premise shall be remeasured and recalculated by a qualified architect using current BOMA standards and rentable square feet will be agreed upon by Landlord and Tenant prior to effective date.


NOW, THEREAFTER, Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the term, at the rent, and upon and subject to the terms and conditions hereinafter set forth.


 1. TERM (a) The term of this Lease shall be the period of Six ( 6 ) years, commencing on the 1st day of October, 2000 , and ending on the 30th day of September of 2006 , unless sooner terminated as hereinafter provided.

      (b) Landlord may permit Tenant and Tenant's agents or contractors to enter the Premises prior to the Commencement Date specified in the Lease in order that Tenant may do other approved work or alterations as may be required by Tenant to make the Premises ready for Tenant's use and occupancy. The request and permission must be in writing. If Landlord permits such prior entry, then such license shall be subject to the condition that Tenant and Tenant's agents, contractors, workman, mechanics, suppliers, and invitees shall work in harmony and not interfere with Landlord and its agents and contractors in doing their work in the Premises or with other tenants and occupants of the above building. If at any time such entry shall cause or threaten to cause such disharmony or interference, Landlord, in its sole discretion, shall have the right to withdraw and cancel such license upon twenty-four (24) hours written notice to Tenant and any further prior entry shall be prohibited. Tenant agrees that any entry into and any occupation of the Premises shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease, except as to the covenant to pay rent, and further agrees that to the extent permitted by law, Landlord and its principals, employees and agents shall not be liable in any way for any injury or death to any person or persons, loss or damage to any of Tenant's work and installations made in the Premises, or loss or damage to property placed therein, the same being at Tenant's sole risk. Tenant agrees to protect, defend, indemnify, and save harmless Landlord and its principals, employees and agents from all liabilities, costs, damages, fees and expenses (including reasonable attorneys' fees and expenses) arising out of or connected with the activities of Tenant or its agents, contractors, workmen, mechanics, suppliers and invitees in or about the Premises or the above building.

      In addition to any other conditions or limitations on such license to enter the Premises prior to the said occupancy date, Tenant expressly agrees that none of its agents, contractors, workmen, mechanics, suppliers, or invitees shall enter the Premises prior to such occupancy date unless and until each of them shall furnish such assurances to Landlord, including but not limited to, insurance coverage, waivers of lien, surety company performance bonds and personal guaranties of individuals of substance, as Landlord shall require to protect Landlord against any loss, casualty, liability, liens or claims. Nothing contained in this Paragraph 1(b) shall be deemed to extend the date for the commencement of the payment of rent by Tenant beyond October 1, 2000, as hereinafter set forth in Paragraph 2 below.


2. RENT (a) Tenant shall pay to Landlord, as rent for the Premises during the term of this lease, the sums hereinafter set forth per month, payable in advance on or before the first day of each month during the term hereof. Said rent shall be subject to adjustment and shall be in addition to all other amounts (including, without limitation, tax and cost increases) required to be paid by Tenant pursuant to the provisions of this Lease. The rent will be paid per the following schedule:


      MONTH                       LEASE RATE/ MONTH                  BASE RENT/ MONTH *
      -----                       -----------------                  ------------------
      1-12                   $ 4.20 psf, full service                   $ 201,600.00
      13-24                  $ 4.35 psf, full service                   $ 208,800.00
      25-36                  $ 4.50 psf, full service                   $ 216,000.00
      37-48                  $ 4.66 psf, full service                   $ 223,680.00
      49-60                  $ 4.82 psf, full service                   $ 231,360.00
      61-72                  $ 4.99 psf, full service                   $ 239,520.00


      * based on 48,000 rsf and subject to adjustment after calculation of the size of the Premises

      (b) If the term of this Lease commences on a date other than the first day of a calendar month, rent for the period from the date of commencement of the term hereof through the last day of the calendar month in which such term commences shall be prorated on the basis of a thirty-day month, and rent for the first full and fractional month of fifteen days or less of the term of this Lease shall be payable on the date Tenant submits signed Lease; if the first month is fractional and is more than fifteen days, only the prorated rent for this portion of the first month shall be payable on the date Tenant submits signed Lease. In the event the term of this Lease ends on a day other than the last day of the calendar month, rent for the period from the first day of the last calendar month of such term to the end of such term shall be prorated on the basis of a thirty-day month.


      (c) The installments of rent specified herein shall be paid, without deduction or offset, and without prior notice or demand, to Landlord at 411 Borel Avenue, San Mateo, California 94402, or at such other address as Landlord may from time to time specify by written notice to Tenant. All amounts of money payable by Tenant to Landlord hereunder, if not paid when due, shall bear interest from the due date until paid at the rate of ten percent (10%) per annum.


 3. SECURITY DEPOSIT. Concurrently with the execution hereof, Tenant has paid to Landlord the sum of TWO HUNDRED THIRTY NINE THOUSAND FIVE HUNDRED TWENTY AND NO/100 DOLLARS ($ 239,520.00), (the "Security Deposit"), which sum shall be held by Landlord as security for the performance by Tenant of the obligations to be performed by Tenant hereunder. In the event Tenant fully performs all obligations to be performed by Tenant hereunder, Landlord shall, upon expiration of the term of this Lease or the earlier termination hereof pursuant to the provisions of Paragraph 23 or Paragraph 24 hereof, remit to Tenant the amount of the Security Deposit. If, at any time during the term of this Lease, Tenant shall default in the performances of any obligation to be performed by Tenant hereunder, Landlord may, at its option, apply the Security Deposit or so much thereof as may be necessary to compensate Landlord for any expense, loss or damage sustained by Landlord as a result of said default. In the event of any such application by Landlord, Tenant shall, upon written demand of Landlord, forthwith deposit with Landlord a sufficient amount of cash to restore the Security Deposit to the original amount thereof, and Tenant's failure to do so within ten (10) days after receipt of such demand from Landlord shall carry with it the same consequences as failure to pay any installment of rent due under this Lease. In the event that this Lease should be terminated for any reason other than default on the part of Landlord or damage or destruction to the demised Premises as provided for in Paragraph 23 hereof, or a taking of the demised Premises for public use by right of eminent domain as provided for in Paragraph 24 hereof (in any of which events the Security Deposit, less any portion thereof which may have been utilized by Landlord to cure any default or applied to any damages suffered by Landlord as a result of Tenant's default, shall be refunded to Tenant), Landlord shall have the right to retain the Security Deposit until the expiration of the term of this Lease by lapse of time (whether or not this Lease has been earlier terminated) so that the full damages of Landlord may be ascertained. At the expiration of the term of this Lease by lapse of time, provided Tenant has paid all of the rental herein called for and fully performed all of the covenants and conditions on its part agreed to be performed, Landlord shall return to Tenant the Security Deposit less any portion thereof which may have been utilized by Landlord to cure any default or applied to any damages suffered by Landlord. It is understood and agreed by Landlord and Tenant that the provisions of this Paragraph 3 shall not operate as a limitation upon the amount of damages to which Landlord may be entitled by virtue of any default hereunder by Tenant.

Tenant shall provide Landlord with a Letter of Credit as an additional security deposit per the provisions of Paragraph 35.


4. IMPROVEMENT OF THE PREMISES. As promptly as practicable after the date of execution of this Lease, Landlord shall undertake to prepare the Premises for occupancy by Tenant in accordance with the provisions of the Work Letter and/or Space Plan executed between Landlord and Tenant concurrently herewith. If the improvements and alterations specified in said Work Letter and/or Space Plan are not substantially completed prior to the commencement date of the terms of this Lease set forth in Paragraph l hereof, and the failure or inability of Landlord to complete the Premises was caused otherwise than by reason of delays occasioned by Tenant, this Lease shall remain in full force and effect, however, the term of this Lease and the obligation of Tenant to pay the installments of rent specified in Paragraph 2 hereof, and all other charges in the nature of additional rent, shall not commence until said improvements and alterations are substantially completed and the Premises suitable for occupancy by Tenant and the term of the Lease shall run for the full period of SIX (6 ) years ; and in no event whatsoever shall Landlord be liable for any damages caused by any delay in completion for whatever reason nor shall this Lease be void or voidable except, in case of Tenant's delay, at Landlord's election. If Tenant fails to deliver fully executed working drawings and standards to Landlord on or before June 1, 2000, Landlord shall not be liable in damages to Tenant for any delay in delivery of possession of the Premises regardless of the cause of such delay and rent for the premises shall commence in accordance with Paragraph 1. If Tenant makes any selections that vary from the building standards or require improvements in excess of the standard allowances, and if the cost of such different or additional materials of Tenant's selection exceeds Landlord's cost of building standard work, Tenant shall pay to Landlord, as hereafter provided, the difference between the cost of such different and/or additional materials and the cost established by Landlord for standard building allowances. No changes shall be made in any building standard work materials until Landlord has submitted an estimate to Tenant in writing of the increased cost thereof, and Landlord and Tenant have agreed in writing on the increased cost of such different new materials and installation in excess of the cost of building standard work. All amounts payable by Tenant to Landlord pursuant to this Paragraph 4 shall be paid by Tenant to Landlord within thirty (30) days after the rendering of bills therefore by Landlord or its contractor to Tenant, it being understood that such bills may be rendered during the progress of the performance of the work and/or the furnishing and installation of the materials to which such bills relate. All improvements shall be surrendered by Tenant to Landlord at the end of the initial or other expiration of the term of the Lease. No credit shall be granted for the omission of materials where no replacement in kind is made.

Landlord will provide a Tenant Improvement Allowance of up to $ 504,000.00 * (including architectural/ space planning fees) for improvements to the premises, subject to improvements being building standard work materials (or better) and improvements not being removable, decorator or convenience items. Landlord and Tenant will jointly control the scope of work and allocation of the allowance. Costs exceeding $ 504,000.00 * will be paid by Tenant or Tenant will have the option to modify the scope of work prior to work commencement. Tenant's written approval will be required on engineering drawings and construction expenses prior to construction commencement; drawings and expenses shall not be alterable without written approval of Landlord and Tenant. In the event Tenant does not use the entire Tenant Improvement Allowance for its initial improvement of the Premises, Landlord shall reserve any unused portion and permit the same to be used by Tenant for later improvements to the Premises, subject to and upon the same terms of this Paragraph 4.


During the term, Tenant shall, subject to Landlord's approval of the location thereof, have the right to install and maintain up to four (4) satellite dish antennas, related receiving equipment and related cable and communication equipment (collectively, the "Satellite Dish Equipment"), as Tenant may reasonably require in connection with Tenant's communications and data transmission network, on the roof of the Building. All such Satellite Dish Equipment shall be installed in the equipment well of the Building in locations mutually acceptable to Landlord and Tenant. Landlord shall have the right, at Tenant's expense, to have the proposed location and installation method for all such equipment reviewed by Landlord's structural engineer. Tenant, prior to the execution of this Lease, shall provide Landlord with a detailed listing of all of the Satellite Dish Equipment, including, without limitation, all size and weight specifications Tenant proposes to put on the roof.

All of Tenant's Satellite Dish Equipment to be installed on the roof shall be installed by Tenant, at Tenant's sole cost and expense, in accordance with plans approved in writing by Landlord and in accordance with all applicable governmental approvals and permits. Tenant shall repair any damage to the roof in connection with the installation of such Satellite Dish Equipment. Tenant's antenna shall not interfere with any other antennas currently on the roof. All such repairs of the roof shall be made by a contractor approved by Landlord and in accordance with Landlord's specifications.

Tenant shall pay to Landlord an administrative fee for each installation in the amount of $500.00 per installation. After the initial installation, Tenant, at Tenant's sole cost and expense, shall maintain all of Tenant's Satellite Dish Equipment placed on the roof. Roof access shall be permitted for antenna installation and regularly scheduled maintenance only. Tenant shall be responsible for any repairs and maintenance necessary to the roof on account of Tenant's Satellite Dish Equipment or Tenant's maintenance thereof.

* Based on an allowance of $15.00 per RSF for 24,000 RSF on the 1st floor; and an allowance of $6.00 per RSF for 24,000 RSF on the 3rd floor, subject to adjustment after calculation of the size of the Premises.


 5. USE OF THE PREMISES. Tenant shall use the Premises for general office use, sales or administrative purposes, and for no other use or purpose without the prior written consent of Landlord. No use shall be made of the Premises which will increase the existing rate of insurance on the Building or cause the cancellation of any insurance policy covering the Building. Tenant shall not commit or suffer to be committed any waste upon the Premises or any public or private nuisance or any other act or thing which may disturb the quiet enjoyment of any other tenant in the Building, and shall not use the Premises for any purpose or use that is in violation of any of the laws, ordinances, regulations or rules of any public authority.

Tenant's personnel occupancy of the Premises shall be limited to 260 people. Personnel occupancy beyond 260 people is subject to Landlord's prior approval, and such approval shall not be unreasonably withheld subject to Tenant's agreement to pay for reasonable building operating costs associated with personnel loading in excess of 260 people.

6. PARKING. In accordance with the City of San Mateo Code, Landlord will provide Tenant with a maximum of (160) non-exclusive parking spaces, as shown on the site plan attached as Exhibit A hereto, during normal business hours. Landlord has no actual knowledge, without independent investigation or inquiry, of any laws, statutes, ordinances, regulations or rules of any Governmental agency that requires or may require in the future a fee be charged for parking by Tenant or other tenants of the building. Should, however, there be any such charges required in the future by any Governmental agency, these charges will be shared by the Tenant and all other tenants of the building in proportion to the space of the building occupied by each. Tenant and its employees shall comply with all reasonable rules and regulations promulgated from time to time by Landlord relating to the use of the parking area. Landlord agrees to use good faith efforts to reasonably accommodate Tenant's request for additional parking spaces as needed.


7. REPAIRS AND MAINTENANCE BY TENANT -- NO OBLIGATION OF LANDLORD. Tenant agrees at its expense to maintain the Premises in good condition and repair throughout the term of this Lease, reasonable wear and tear excepted, and except for matters which are the responsibility of Landlord hereunder, and damage by fire or other casualty.

Landlord has no obligation and has made no promise to alter, remodel, improve, repair, decorate or paint the Premises or any part thereof, except as specified in Paragraph 4 above; no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant, except as specifically herein set forth.

8. UTILITIES AND SERVICES. Provided Tenant is not in default under any provision of this Lease, Landlord shall furnish to the Premises, between the hours of 8:00 a.m. and 6:00 p.m. on Monday through Friday of each calendar week during the term of this Lease, legal holidays excepted, the following services and utilities:

      (a)    Heat and air conditioning for the Premises;

      (b) 110 volt/60 cycle electric current in the amounts sufficient for lighting the Premises and powering customary business machines used thereon. In the event Tenant utilizes the services and utilities described in Paragraph (8)(a) & (b) at times and for purposes other than designated above, then Tenant shall pay the cost of said services and utilities.

      (c) Janitorial and maintenance service, including sweeping, washing or vacuuming of floors and floor coverings, window cleaning and replacement of light bulbs and fluorescent tubes in all light fixtures installed in the Premises by Landlord. Generally, janitorial services are provided during hours other than 8:00 a.m. to 6:00 p.m. Monday through Friday.

Landlord shall also maintain the common entrances/exits, stairways and lavatory facilities in the Building, and the parking area adjacent to the Building and the access ways thereto, in a clean and orderly condition. Landlord shall not be liable, however, for either the failure, or delay, to furnish any of the services or utilities specified in this Paragraph 8, or the curtailment of such services or utilities, where such failure or curtailment is caused by conditions beyond the reasonable control of Landlord or by accidents, strikes, repairs, or improvements to Premises, or the Building, nor shall any such failure constitute a constructive eviction of Tenant, entitle Tenant to the abatement of rent, relieve Tenant from observing and performing any of the provisions of this Lease, or any other claims against Landlord.

Whenever heat generating equipment or lighting other than building standard lights are used in the Premises by Tenant which affect the temperature otherwise maintained by the air conditioning system, Landlord shall have the right, after notice to Tenant, to install supplementary air conditioning facilities in the Premises or otherwise modify the ventilating and air conditioning system serving the Premises, and the cost of such facilities and modifications shall be borne by Tenant. Tenant shall pay concurrently with the rent the cost of providing all cooling energy to the Premises in excess of that furnished for normal office use or during hours requested by Tenant when air conditioning is not otherwise to be furnished by Landlord. If Tenant requires power in excess of that provided for normal office use in the Building or if

Tenant installs equipment requiring power in excess of that provided for normal desk-top office equipment or normal copying equipment, Tenant shall pay for the cost of such excess power, together with the cost of installing any additional risers or other facilities that may be necessary to furnish such excess power to the Premises. Nothing contained in the prior sentence shall limit the obligation of Tenant to pay for power and other utilities under normal use as set forth in Paragraph 21(b) below, as opposed to power and other utilities of Tenant's particular use of the Premises. Failure to make timely payment shall carry the same consequences as the failure to make timely payment of rent.

Landlord may impose a reasonable charge for any utilities and services, including, without limitation, air conditioning, electricity, and water, provided by Landlord by reason of: (i) any use of the Premises at any time other than the hours set forth above; (ii) any use beyond what Landlord agrees herein to furnish; (iii) special electrical, cooling and ventilating needs created by Tenant's telephone equipment, computers, electronic data processing equipment and other similar equipment or uses; or (iv) additional electrical consumption resulting from the use by Tenant of high voltage desk or floor lamps. Landlord, at its option, may require installation of metering devices, at Tenant's expense, for the purpose of metering Tenant's utility consumption. After hours utilities will be available for Tenant at Tenant's sole cost and expense.

 9. REPAIRS BY LANDLORD. Except as otherwise provided in Paragraph 23 hereof, Landlord agrees at its expense to maintain in good condition and repair throughout the term of this Lease the roof, exterior walls and common areas of the Building (including the parking lot and landscaping), and to repair or replace all or any part of the plumbing, gas lines, electric wiring, and heating and ventilating ducts located in the Building when such repair or replacement is necessitated otherwise than through the fault of Tenant. Landlord shall not be responsible for damage to, or destruction of, property located on the Premises by reason of defects in those portions of the Premises which Landlord is obligated to maintain or replace. To the best of Landlord's knowledge, without duty of investigation or inquiry, the building is in good condition and repair. The Building, to the best of Landlord's knowledge, is in conformance with all applicable codes. Any expenses to meet future code requirements will be allocated to the operating expenses of the building with all capital improvements amortized over their useful life.


10. ENTRY BY LANDLORD. Tenant agrees to permit Landlord to enter the Premises at reasonable times and upon giving reasonable notice, (except in the case of emergency), for the purpose of inspecting the same, showing the Premises to prospective purchasers, mortgagees, or tenants, making any necessary repairs or additions to the Premises, the Premises of another tenant or to the Building and performing any work therein that may be necessary to comply with any laws, ordinances, rules, regulations or requirements of any public authority or of the Board of Fire Underwriters or any similar body, or that Landlord may deem necessary to prevent waste or deterioration in connection with the Premises, including without limitation any repairs or other work which Tenant is obligated to make or perform under the terms of this Lease and which Tenant has failed or neglected to make or perform after receipt of written demand by Landlord that the same be made or performed. In the event Landlord performs any work which Tenant is obligated to perform under the terms of this Lease, Tenant shall pay to Landlord, within five (5) business days from the date of receipt by Tenant of a statement therefor, the cost incurred by Landlord in performing the same. Nothing herein shall imply any duty on the part of Landlord to do any such work which, under any provision of this Lease, Tenant may be required to perform and the performance thereof by Landlord shall not constitute a waiver of any default by Tenant in failing to perform the same. Landlord may, during the progress of any work in the Premises, keep and store in a reasonable manner upon the Premises all necessary materials, tools, and equipment. Landlord shall not in any event be liable for inconvenience, annoyance, disturbance, loss of business or other damage to Tenant by reason of making repairs or the performance of any work in the Premises, or on account of bringing materials, supplies and equipment to or through the Premises during the course thereof, and the obligation of Tenant under this Lease shall not thereby be affected in any manner whatsoever.


11. INSURANCE. At all times during the term of this Lease, Tenant shall maintain in force, at its sole cost and expense, public liability insurance with coverage in the amount of Two Million Dollars ($2,000,000) for property damage, Two Million Dollars ($2,000,000) for bodily injury to or death of any one person, and Two Million Dollars ($2,000,000) for bodily injury or death as a result of any single accident or occurrence, occurring on or about the Premises. Such policy or policies of insurance shall be with insurers and in such form as Landlord may reasonably approve and each such policy shall name Landlord as an additional insured, thereunder. Each such policy shall contain a waiver by the insurer thereunder of its right of subrogation against Landlord, and shall provide that it may not be cancelled or the limits of coverage materially changed, without at least ten (10) days prior written notice to Landlord. Tenant shall promptly deliver a copy of each such policy or certificates of insurance manifesting the required coverage to Landlord.


12. NON-LIABILITY OF LANDLORD. Tenant shall defend, indemnify, hold and save Landlord free and harmless from any and all liability or damage of every kind or character caused to property or to persons in or about the Premises for any reason whatsoever except for liability or damage caused by negligence of Landlord or Landlord's authorized agents or contractors, or liability for a breach of this Lease by Landlord. Landlord shall not be liable for any damage, loss or injury to the property of Tenant, or any other person, suffered on, in or about the Premises by reason of the condition of the Premises, by reason of fire, earthquake, action of the elements, or any other casualty, or by reason of the act of Tenant, its agents or employees, or third persons.


13. ALTERATIONS. Tenant shall not make or permit to be made any alterations, changes or additions in or to the Premises without the prior written consent of Landlord and such consent will not be unreasonably withheld. Any such approved changes or additions shall be done either by or under the direction of Landlord at the cost of Tenant, shall become immediately the property of Landlord, and shall remain upon and be surrendered with the Premises upon expiration or earlier termination of the term of this Lease. Any movable furniture remaining on the Premises at the end of the term hereof shall be removed by Tenant or if not so removed shall, at the option of Landlord, become the property of Landlord. The Landlord will work with Tenant in accordance with this Paragraph to ensure any and all approved alterations are accomplished in a timely manner.


14. BUILDING PLANNING. In the event Landlord requires the Premises for use in conjunction with another suite or for other reasons connected with the building planning program, Landlord, upon notifying Tenant in writing, shall have the right to move Tenant to space in the Building of which the Premises form a part, at Landlord's sole cost and expense, and the terms and conditions of the original lease shall remain in full force and effect, save and excepting that the Premises shall be in a new location with equal or greater square footage and similar office configuration. However, if the new space does not meet with Tenant's approval, Tenant shall have the right to cancel said Lease upon giving Landlord ninety (90) days written notice within ten (10) days of receipt of Landlord's notification.


15. SIGNS/SIGNAGE Tenant shall not place or affix any sign in, on or about the Premises or the Building which is visible from the exterior of the Premises, without the prior written consent of Landlord. Building standard signage (suite door, floor lobby and main building directory) will be provided by Landlord.


16. LIENS. Tenant shall keep the Premises and the Building free from any and all liens and claims arising out of any work performed, materials furnished or obligations incurred by Tenant, and shall indemnify, defend and hold Landlord harmless from and against any liens and encumbrances arising out of any work performed or materials furnished by or at the request of Tenant. In the event that Tenant shall not, within twenty (20) days following the imposition of any such lien, cause such lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to the lien. All such sums paid by Landlord and all expenses incurred by Landlord in connection therewith, including, without limitation, attorney's fees and court costs, shall be payable by Tenant to Landlord on demand with interest at the rate of ten percent (10%) per annum from the date of payment by Landlord. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord and the Premises, and any other party having an interest therein, from mechanics' and materialmen's liens, and Tenant shall give to Landlord at least ten (10) business days prior written notice of the expected date of commencement of any work relating to additions or alterations of the Premises to the extent same may be approved by Landlord in accordance with Paragraph 13 above.


17. COMPLIANCE WITH REGULATIONS. At all times during the term of this Lease, Tenant shall comply with and conform to all laws, ordinances, regulations, requirements and orders of all municipal and governmental bodies which relate in any manner to the use or occupancy of the Premises. The judgment of any court of competent jurisdiction or the admission by Tenant in any action or proceeding against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any such law, ordinance, requirement or order in the use of the Premises, shall be conclusive of that fact as between Landlord and Tenant.


18. PERSONAL PROPERTY TAXES. Tenant agrees to pay, before delinquency, any and all taxes levied or assessed against the equipment, furniture, trade fixtures and other personal property of Tenant located on or about the Premises at any time during the term of this Lease.


19. RULES AND REGULATIONS. At all times during the term of this Lease, Tenant shall comply with the rules and regulations for the Building which are attached as Exhibit C and incorporated herein by reference. Tenant agrees that Landlord shall have the right to amend said rules and regulations and to promulgate new rules and regulations applicable to all tenants in the Building which relate to their use and occupancy thereof. Landlord will provide said Amendments to Tenant in writing and any amended rule or regulation shall be reasonable. Landlord shall not be responsible to Tenant for the nonperformance by any other tenant or occupant of any of said rules and regulations.


20. ASSIGNMENT AND SUBLETTING. Tenant for itself, its successors and assigns, expressly covenants that it shall not by operation of law or otherwise assign, sublet, hypothecate, encumber or mortgage this Lease, or any part thereof, or permit the Premises to be used by others without the prior written consent of Landlord in each instance but which, in the case of a proposed sublet by Tenant shall not be unreasonably withheld. Any attempt by Tenant to assign, sublet, encumber or mortgage this Lease shall be null and void. The consent by Landlord to any assignment, mortgage, hypothecation, encumbrance, subletting or use of the Premises by others, shall not constitute a waiver of Landlord's right to withhold its consent to any other or further assignment, subletting, mortgage, encumbrance or use of the Premises by others. Without the prior written consent of Landlord, this Lease and the interest therein of any assignee of Tenant herein, shall not pass by operation of law or otherwise, and shall not be subject to garnishment or sale under execution in any suit or proceeding which may be brought against or by Tenant or any assignee of Tenant. The absolute and unconditional prohibitions contained in this Paragraph 20 and Tenant's agreement thereto are material inducements to Landlord to enter into this Lease with Tenant and any breach thereof shall constitute a material default hereunder permitting Landlord to exercise all remedies provided for herein or by law or in equity on a default of Tenant. If Tenant requests Landlord's consent to an assignment of this Lease or subletting of all or any part of the Premises, Tenant shall submit to Landlord: (1) the name of the proposed assignee or subtenant; (2) the terms of the proposed assignment or subletting together with a conformed or photostatic copy of the proposed assignment or sublease; (3) the nature of business of the proposed assignee or subtenant's business and its proposed use of the Premises; (4) such information as to its financial responsibility and general reputation as Landlord may require; and (5) a summary of plans and specifications for revising the floor layout of the Premises. Tenant will reimburse Landlord for any reasonable legal fees or for any other expenses incurred as a consequence of each assignment and subletting.

Upon the receipt of such information from Tenant, Landlord shall have the option, to be exercised in writing within thirty (30) days after such receipt, to cancel and terminate this Lease if the request is to assign this Lease or to sublet all of the Premises or, if the request is to sublet a portion of the Premises only, to cancel and terminate this Lease with respect to such portion, in each case as of the date set forth in Landlord's notice of exercise of such option. Landlord will not have the option to cancel and terminate this Lease within the first eighteen (18) months of the Lease Term for reasons specified in this paragraph.

If Landlord shall cancel this Lease, Tenant shall surrender possession of the Premises, or the portion of the Premises which is the subject of the request, as the case may be, on the date set forth in such notice. If this Lease shall be canceled as to a portion of the Premises only, the Monthly Base Rent and all additional rent payable by Tenant hereunder shall be abated proportionately according to the ratio that the number of square feet in the portion of space surrendered (as computed by Landlord) bears to the rentable area of the Premises.

If Landlord shall fail to exercise its option to cancel and terminate this Lease with respect to all or part of the Premises as above provided, Landlord shall not thereby be deemed to have consented to the proposed assignment or subletting.

If Landlord shall consent to a sublease or an assignment pursuant to the request from Tenant, Tenant shall cause to be executed by its assignee or subtenant an agreement to perform faithfully and to assume and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease for the period covered by the assignment or sublease and to the extent of the space sublet or assigned. An executed counterpart of each sublease or assignment and assumption of performance by the sublessee or assignee, in form and substance approved by Landlord, shall be delivered to Landlord within five (5) days prior to the commencement of occupancy set forth no such assignment or sublease; shall be binding on Landlord until Landlord has received such counterpart as required herein.

If Landlord shall give its consent to any assignment of this Lease or to any sublease, Tenant shall in consideration therefore pay to Landlord as additional rent fifty percent (50%) of the following amounts with reasonable deductions for brokerage fees and legal costs only for expenses incurred by Tenant in connection with such assignment or subletting including but not limited to legal fees, brokerage commissions and costs of making alterations, as the case may be:

      (i) In the case of a sublease, any rents, additional charge or other consideration payable under the sublease to Tenant by the subtenant which is in excess of the Monthly Base Rent and all additional rent accruing during the term of the sublease in respect of the subleased space (at the rate per square foot payable by Tenant hereunder) pursuant to the terms hereof (including, but not limited to, sums paid for the sale or rental of Tenant's fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less the then net unamortized or undepreciated cost thereof determined on the basis of Tenant's federal income tax returns); and

      (ii) In the case of an assignment, an amount equal to all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including, but not limited to, sums paid for the sale of Tenant's fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property less the then net unamortized or undepreciated cost thereof determined on the basis of Tenant's federal income tax returns).

The sums payable as set forth above shall be paid to Landlord as additional rent as and when paid by the assignee or subtenant to Tenant.

In no event shall any assignment or subletting to which Landlord may consent, release or relieve Tenant from its obligations to fully observe or perform all of the terms, covenants and conditions of this Lease on its part to be observed or performed.

The provisions of Paragraph 20 shall not apply to transactions with a corporation into or with which Tenant is merged or consolidated or to which substantially all of Tenant's assets are transferred so long as (i) such transfer was made for a legitimate independent business purpose and not for the purpose of transferring this Lease, (ii) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (1) the net worth of Tenant immediately prior to such merger, consolidation or transfer, and (2) the net worth of the original Tenant on the date of this Lease, and (iii) proof satisfactory to Landlord of such net worth is delivered to Landlord at least 10 days prior to the effective date of any such transaction. Tenant may also, upon prior notice to and with the consent of Landlord, which consent shall not be unreasonably withheld, permit any corporation or other business entity which controls, is controlled by, or is under common control with the original Tenant (a "Related Corporation") to sublet all or part of the Premises for any Permitted Use, provided the Related Corporation is in Landlord's reasonable judgment of a character and engaged in a business which is in keeping with the standards for the Building and the occupancy thereof.

Such sublease shall not be deemed to vest in any such Related Corporation any right or interest in this Lease or the Premises nor shall it relieve, release, impair or discharge any of Tenant's obligations hereunder. For the purposes hereof, "control" shall be deemed to mean ownership of not less than 50 percent of all of the voting stock of such corporation or not less than 50 percent of all of the legal and equitable interest in any other business entity if Tenant is not a corporation. Notwithstanding the foregoing, Tenant shall have no right to assign this Lease or sublease all or any portion of the Premises without Landlord's consent pursuant to this Section if Tenant is not the initial Tenant herein named or a person or entity who acquired Tenant's interest in this Lease in a transaction approved by Landlord."


21. DIRECT OPERATING EXPENSES. In addition to the rent specified in Paragraph 2 hereof, Tenant and Landlord agree that an annual adjustment in the rent shall be made as hereinafter provided:

      (a) Landlord and Tenant covenant and agree that the rent provided for herein is subject to annual review and adjustment in order that the Tenant shall pay for its individual share of any increase of the Direct Operating Expenses (as hereinafter defined) of the Office Park. Such review and adjustment shall be made as of the first day of the first full calendar month of each Lease Year (as hereinafter defined) during the term of this Lease. For the purpose of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) calendar month period during the term of this Lease commencing on the first day of the first full calendar month during or after the calendar month Tenant commences to pay rent pursuant to Paragraph 2 above. The Base Year with which all future year comparisons shall be made is 2000. Any future year increase over the Base Year shall be paid on a prorata basis by Tenant, in the following manner:

      Prior to the commencement of the second and each subsequent Lease Year (or as soon thereafter as is reasonably practicable), Landlord shall estimate the Direct Operating Expenses for the Office Park for such Lease Year. In the event that for any Lease Year, Landlord's estimated Direct Operating Expenses for the Office Park shall exceed the Direct Operating Expenses for the Base Year, Tenant shall pay monthly as additional rent, concurrently with Tenant's monthly rental payment during said Lease Year, an amount equal to one-twelfth (1/12) of such excess, divided by the amount of square feet contained in the Office Park, times the amount of square footage in the demised Premises. For the purposes of this Paragraph 21, the amount of square footage in the demised Premises shall be deemed to be FORTY-TWO THOUSAND SIX HUNDRED SIXTY-SEVEN (42,667) useable square feet (useable square footage in the demised Premise to be adjusted as per the new BOMA calculation following BOMA re-measurement identified on Page 1 of this Lease) and the amount of square footage in the Office Park shall be deemed to be One Hundred Twenty Six Thousand (126,000) square feet.


      (b) "Direct Operating Expenses" as used herein shall include all costs of administration, operation and maintenance of the Office Park and the real property on which said Office Park is situated, together with the landscaping and parking areas for the Office Park as determined in accordance with generally accepted accounting practices consistently applied, including, without limitation, the following:

      Property and public liability insurance premiums; the cost of labor, materials and services for the operation and maintenance of the Office Park, including, without limitation, water and sewer use charges, garbage and waste disposal, license, permit and inspection fees (except for any new construction or alterations attributable to a specific Tenant or Office Park expansion), heat, light, power and other utilities under normal use, air conditioning and ventilation, elevator service, plumbing service, janitorial and cleaning service, costs of maintenance contracts, watchmen, guards and personnel to the extent engaged in administration, operation and maintenance of the Office Park and its surrounding real property, together with payroll taxes and employee benefits applicable thereto; supplies, materials, salaries of foremen and supervisory employees whose duties directly concern the management and operation of the Office Park; the cost of maintaining and repairing the roadways, sidewalks, curbs, gutters and parking surfaces located upon the real property on which the Office Park is situated; and in providing cleaning and gardening services to said real property; the cost of repairs and general maintenance, exclusive of expenses such as the alteration of Premises for the accommodation of a specific tenant or tenants, and exclusive also of expenditures made for capital investments or improvements, except that in the event Landlord eliminates or reduces Direct Operating Expenses as a result of a capital investment of labor-saving devices, then the cost of the capital investment or labor-saving devices will be amortized over the useful life of such improvements, but in such a manner so as not to exceed the cost that would otherwise have been billed to Tenant prior to the installation of such equipment or labor-saving devices.

      (c) As soon as reasonably practicable after the first day of the first full calendar month of each Lease Year during the term hereunder, Landlord shall prepare and deliver to Tenant a statement of the actual Office Park Direct Operating Expenses incurred during the Lease Year. The statement shall further compare the Direct Operating Expenses to those of the Base Year, and shall indicate Tenant's prorata share of the excess, if any.

      If such statement shows an amount that is more than the previously estimated share of Tenant of Direct Operating Expenses for the Office Park for said Lease Year, Tenant shall pay the deficiency to Landlord within thirty (30) days after delivery of the statement. Failure to make timely payment shall carry the same consequences as the failure to make timely payment of rent.

      If such statement shows that Tenant has overpaid Tenant's share of Direct Operating Expenses, then the difference shall be satisfied by a deduction from Tenant's next monthly rental payment(s) or, if at the end of the Lease, with a cash payment from Landlord to Tenant.

      During a period of thirty (30) days after receipt of such statement, Tenant shall have the right to inspect the books and any other pertinent records of Landlord, during normal business hours, for the purpose of verifying such statement. Tenant may contest the Landlord's computation of the amount of increase or decrease, either in whole or in part, by paying any undisputed portion when giving Landlord written notice stating its objections and provided that such notice is received by Landlord not later than five (5) days after the expiration of said thirty (30) day period.

      (d) If for any reason, other than the default of Tenant, this Lease shall terminate on a day other than the last day of the Lease Year, the amount of adjustment, if any, in rent payable by Tenant applicable to the Lease Year in which such termination shall occur, shall be prorated on the basis which the number of days from the commencement of such Lease Year to and including such termination date bears to Three Hundred Sixty Five (365).


22. REAL ESTATE TAXES AND ASSESSMENTS. In addition to the rent specified in Paragraph 2 hereof, Tenant and Landlord agree that an annual adjustment in the rent shall be made as hereinafter provided:

      (a) Landlord and Tenant covenant and agree that the rent provided for herein is subject to annual review and adjustment in order that Tenant shall pay for his individual share of any increase in the amount of real estate taxes and assessments levied or assessed against the Office Park or the income derived from the Office Park, exclusive of Federal and State Income Taxes. "Office Park" as used in this Lease shall include the real property on which the Building is situated, together with all of the real property described in Exhibit A hereto.

      Such review and adjustment shall be made as of the first full calendar month of each Lease Year during the term of this Lease. The Base Year with which all future year comparisons shall be made is 2000.

      Any future year increase over the Base Year shall be paid on a prorata basis by Tenant, in the following manner:

      Prior to the commencement of the second and each subsequent Lease Year (or as soon thereafter as is reasonably practicable), Landlord shall estimate the amount of taxes and assessments for the Office Park for such Lease Year. In the event that for any Lease Year Landlord's estimate for the amount of taxes and assessments for the Office Park shall exceed the taxes and assessments for the Base Year, Tenant shall pay monthly as additional rent, concurrently with Tenant's monthly rental payment during said Lease Year, an amount equal to one-twelfth (1/12) of the excess, divided by the amount of square feet contained in the Office Park, times the amount of square footage in the demised Premises. For the purposes of this Paragraph 22, the amount of square footage in the demised

      Premises shall be deemed to be Forty-Two Thousand Six Hundred Sixty-Seven (42,667) useable square feet, (useable square footage in the demised Premise to be adjusted as per the new BOMA calculation following BOMA re-measurement identified on Page 1 of this Lease) and the amount of square footage in the Office Park shall be deemed to be One Hundred Twenty Six Thousand (126,000) square feet.

      (b) As soon as reasonably practicable after the first day of the first full calendar month of each Lease Year during the term hereunder, Landlord shall prepare and deliver to Tenant a statement of the actual taxes and assessments levied or assessed during said Lease Year. The statement shall further compare the actual taxes and assessments to those of the Base Year and shall indicate Tenant's prorata share of the excess, if any.

      If such statement shows an amount that is more than the previously estimated share of Tenant taxes and assessments for the Office Park for said Lease Year, Tenant shall pay the deficiency to Landlord within thirty
      (30) days after delivery of the statement. Failure to make timely payment shall carry the same consequences as the failure to make payment of rent.

      If such statement shows that Tenant has overpaid Tenant's share of taxes and assessments, then the difference shall be satisfied by a deduction from Tenant's next monthly rental payment(s) or, if at the end of the Lease, with a cash payment to the Tenant from Landlord.

      During a period of thirty (30) days after receipt of such statement, Tenant shall have the right to inspect the books and any other pertinent records of Landlord, during normal business hours, for the purpose of verifying such statement. Tenant may contest the Landlord's computation of the amount of increase or decrease, either in whole or in part, by paying any undisputed portion when giving Landlord written notice stating its objections and provided that such notice is received by Landlord not later than five (5) business days after the expiration of said thirty (30) day period.

      (c) If for any reason, other than the default of Tenant, this Lease shall terminate on a day other than the last day of the Lease Year, the amount of adjustment, if any, in rent payable by Tenant applicable to the Lease Year in which such termination shall occur, shall be prorated on the basis which the number of days from the commencement of such Lease Year to and including such termination date bears to three hundred and sixty-five
      (365).


23.   DAMAGE TO THE PREMISES.

      (a) In the event any portion of the Premises is damaged by fire, earthquake, action of the elements or any other casualty, and such damage can be repaired and the Premises restored to their former condition within ninety (90) days from the date of such damage, then, unless otherwise provided in Paragraph 23(b) hereof, Landlord shall, at its expense proceed immediately to make such repairs, provided that any mortgagee or lender of Landlord shall have made available to Landlord for such repairs any and all insurance proceeds otherwise payable to Landlord. If such insurance proceeds are not made available to Landlord, Landlord shall have the option either (i) to pay any shortfall from his own funds and complete such repairs as aforesaid, or (ii) terminate this Lease. However, Landlord's obligation to repair shall be limited to those items that Landlord was obliged to build at its own expense. Notwithstanding the foregoing, in the event that there are insufficient insurance proceeds to cover the cost of repairs, Tenant may avoid a termination of this Lease by depositing sufficient funds to cover any shortfall in an escrow account with a depository mutually satisfactory to Landlord and Tenant, such funds to be held and disbursed by such depository pursuant to written escrow instructions executed by both Landlord and Tenant. Such partial destruction shall not serve to terminate this Lease, but Tenant shall be entitled to a proportionate abatement of the installments of rent and all other charges in the nature of additional rent payable during the period commencing on the date of such partial destruction and ending upon completion of all such repairs, which abatement shall be based upon the portion of the Premises rendered unsuitable for use by Tenant during such period.

      (b) In the event (i) any portion of the Premises is damaged by fire, earthquake, action of the elements or any other casualty, and such damage cannot be repaired and the Premises restored to their former condition within ninety (90) days from the date of such damage, or

      (ii) the Building is damaged by any such casualty and the cost of repairing such damage will exceed thirty percent (30%) of the replacement cost (exclusive of foundations) of the Building, Landlord may, at its option, elect to terminate this Lease as of the date of the occurrence of such damage. In the event Landlord fails to exercise said option to terminate by written notice to Tenant within thirty (30) days from the date of occurrence of such damage, Landlord shall promptly undertake to restore the Premises and the Building to their former condition. Tenant shall be entitled to a proportionate abatement of the installments of rent and all charges in the nature of additional rent payable during the period commencing on the date of such damage and ending upon completion of all such repairs, which abatement shall be based upon the portion of the Premises rendered unsuitable for use by Tenant during such period.

      (c) Notwithstanding the provisions of Subparagraph (a) of this Paragraph 23, in the event any portion of the Premises is damaged by fire, earthquake, action of the elements or any other casualty, and such damage cannot be repaired and the Premises restored to their former condition within one hundred eighty (180) days from the date of such damage, this Lease shall terminate as of the date of occurrence of such damage.


24. CONDEMNATION. In the event all or a substantial portion of the Premises shall be taken or condemned under power of eminent domain, or by purchase in lieu thereof, this Lease shall terminate as of the date possession of that portion of the Premises so taken, condemned or purchased is surrendered to the condemning or purchasing authority or body. All compensation awarded or paid upon such condemnation or purchase shall belong to and be the sole property of Landlord; provided, however, that any portion of the compensation awarded or paid for or on account of any loss of business by Tenant or for damage to, or the cost of removal or relocation of, the furniture, trade fixtures and equipment of Tenant, shall be paid to and retained by Tenant.


25. SUBORDINATION AND ATTORNMENT. Tenant agrees that it shall, promptly upon the request of Landlord at any time or times during the term of this Lease, execute and deliver such documents and other instruments as Landlord may reasonably require to cause this Lease to be and become subject and subordinate to any mortgage or deed of trust, and any renewal, extension, replacement or modification thereof, covering the real property on which the Building is located, provided that such mortgage or deed of trust shall contain provisions to the effect that so long as Tenant shall not be in default in the performance of any obligations to be performed by Tenant hereunder, the mortgagee, trustee or beneficiary, as the case may be, shall not terminate this Lease or the interest of Tenant in the Premises through foreclosure of such mortgage or deed of trust, and shall not disturb the possession and use of the Premises by Tenant. Tenant agrees that in the event of the enforcement, by judicial foreclosure, exercise of the power of sale, or otherwise, of any mortgage or deed of trust covering the real property on which the Building is located by the mortgagee, trustee or beneficiary thereunder or thereof, as the case may be, Tenant shall automatically become the lessee of any successor in interest in title to said real property as a result of such enforcement, without change in the terms of this Lease. Tenant further agrees that upon request of any such successor in interest, Tenant will execute and deliver to such successor in interest an instrument or instruments confirming such attornment.


26. ESTOPPEL CERTIFICATE. Tenant agrees that it shall, from time to time at the request of Landlord, and within ten (10) days after such request, execute, acknowledge and deliver to Landlord a statement in writing certifying, if such be the case, that this Lease is unmodified and in full force and effect or, if this Lease has been modified, that it is in full force and effect as so modified, the date of commencement of the term of this Lease, the due date of the last installment of rent paid by Tenant to Landlord, and such other information as Landlord may reasonably request. Tenant understands that any such statement may be delivered by the Landlord to, and relied upon by, prospective purchasers of the Building and by existing or prospective mortgagees or beneficiaries under mortgages or deeds of trust covering the Building in which the Premises are located.

27. HOLDING OVER. If Tenant remains in possession of all or any part of the Premises after the expiration of the term hereof, with or without the express consent of Landlord, such tenancy shall be from month-to-month only, and not a renewal hereof or an extension for any further term, and in such case, rent and other monetary sums due hereunder shall be payable at a rate equal to one hundred twenty five percent (125%) of the rent in effect just prior to such holdover thereafter for the first 30 days and one hundred fifty percent (150%) of the rent in effect just prior to such holdover for every month thereafter, and if such holding over is without the express consent of Landlord, Tenant shall be liable to Landlord for all reasonable costs and damages caused to Landlord by such holding over. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. In the event Landlord fails to deliver the Premises on the Commencement Date because the previous occupant of the Premises is holding over, or for any other cause beyond Landlord's control, Landlord shall not be liable to Tenant for any damages as a result of Landlord's delay in delivering the Premises, nor shall any delay affect the validity of this Lease, and the Commencement Date of this Lease shall be postponed until the Premises can be delivered by Landlord. Notwithstanding the foregoing, if Landlord fails to deliver the Premises within one hundred twenty (120) days after the Commencement Date, this Lease shall be voidable without further obligation or liability of either party, at the option of Tenant, upon written notice to Landlord within five (5) days after the expiration of said one hundred twenty (120) day period. In the event of any postponement of the Commencement Date as provided in this Paragraph 27, the Lease Term shall remain the same, but the Expiration Date shall be extended for the same number of days the Commencement date was postponed.


28.   DEFAULT.  In the event that:

      (a) Tenant shall default in the payment of rent or any other amounts required hereby to be paid by Tenant to Landlord hereunder, when the same shall become due, and such default shall continue for a period of ten (10) consecutive days; or

      (b) Tenant shall abandon or vacate the Premises for a period of thirty
      (30) consecutive days; or

      (c) Tenant shall default in the performance of any obligation required to be performed by Tenant under this Lease (other than abandonment or the payment of rent or any other amounts required hereby to be paid by Tenant hereunder) and shall fail, for a period of twenty (20) days after written notice from Landlord specifying such default, to cure said default (unless such default cannot be cured within twenty (20) days, in which case Tenant shall commence to cure said default within said twenty (20) days and shall cure the same with all reasonable dispatch); or

      (d) Tenant shall be adjudicated bankrupt, or a petition by or against Tenant for reorganization or adjustment of its obligations under the Bankruptcy Act or any other existing or future insolvency or bankruptcy statute shall be approved, or Tenant shall make a general assignment of its property for the benefit of creditors, or a receiver or trustee shall be appointed to take control of the business or assets of Tenant;

then and in each such case Landlord may, at its option, terminate this Lease, or without terminating this Lease re-enter the Premises and for the account of Tenant relet the same or any portion or portions thereof for all or any part of the unexpired term of this Lease upon such terms and conditions as Landlord may elect. In the event of any such termination of this Lease by Landlord, Landlord shall be entitled to recover from Tenant (i) the worth at the time of award of the unpaid rent which had been earned at the time of termination; (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

Efforts by Landlord to mitigate the damages caused by Tenant's breach of this Lease shall not constitute a waiver by Landlord of its right to recover damages hereunder. In the event of such reletting without terminating this Lease, Landlord shall be entitled to recover from Tenant monthly the difference between the monthly installments of rent and such other amounts as may be payable by Tenant to Landlord pursuant to the provisions hereof over the total monthly rental received by Landlord upon such reletting, after first deducting therefrom all expenses reasonably incurred by Landlord in such reletting and in repairing, renovating, remodeling and altering the Premises for the purpose of such reletting. Landlord shall not be deemed to have elected to terminate this Lease or the liability of Tenant to pay rent thereafter to accrue or its liability for damages under any of the provisions hereof by any such re-entry or by any action in unlawful detainer or otherwise to obtain possession of the Premises, unless Landlord shall have notified Tenant in writing that it has so elected to terminate this Lease. For purposes of this Paragraph 28, the following shall not constitute termination of Tenant's right to possession: (A) acts of maintenance or preservation or efforts to relet the Premises; or (B) the appointment of a receiver upon initiative of Landlord to protect the Landlord's interest under this Lease. Nothing herein contained shall be construed as obligating Landlord to relet the whole or any part of the Premises. In the event of any entry or taking possession of the Premises, Landlord shall have the right, but not the obligation, to remove therefrom all or any part of the personal property located therein and may place the same in storage at a public warehouse selected by Landlord at the expense and risk of the owner or owners thereof. The remedies provided Landlord hereunder shall be cumulative and shall be in addition and supplemental to all other rights or remedies which Landlord may lawfully pursue in the event of any breach or threatened breach by Tenant of any of the provisions of this Lease.

29. ATTORNEYS FEES. In the event any action or proceeding is instituted at any time by either party hereto against the other for the purpose of determining or enforcing the rights of either party, the party prevailing in such action shall be entitled to recover from the other party all costs reasonably incurred by the prevailing party in connection with such action or proceeding, including the reasonable fees of its attorneys as determined by the court.

30. ARBITRATION. At the option of Landlord, any controversy or dispute arising under the terms or provisions of this Lease shall be determined by arbitration. Such arbitration shall be conducted pursuant to the provisions of the laws of the State of California then in force applicable to such proceedings and, to the extent not inconsistent therewith, the rules of the American Arbitration Association.


31. WAIVER. No waiver of any default of Tenant or Landlord, as the case may be, hereunder shall be implied from any omission by Landlord or Tenant, respectively, to take any action on account of such default, and no express waiver shall affect any default other than the default specified in the express waiver. Any waiver of any covenant, term or condition of this Lease by Landlord or Tenant shall not be construed as a waiver of any subsequent breach by Tenant or Landlord, respectively, of the same covenant, term or condition. The consent or approval by Landlord or Tenant to any act by Tenant or Landlord, respectively, requiring the consent or approval of Landlord or Tenant shall not be deemed to waive or render unnecessary the consent or approval of Landlord or Tenant to any subsequent similar acts of Tenant or Landlord. The acceptance of rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant or Landlord of any provision hereof, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rent.


32. SUCCESSORS AND ASSIGNS. Subject to the provisions of Paragraph 20 hereof, this Lease and all of the provisions hereof shall bind and inure to the benefit of the successors and assigns of each of Landlord and Tenant.

33.   HAZARDOUS SUBSTANCES.

      (a) The term "Hazardous Substances", as used in this Lease shall include, without limitation, flammables, explosives, radioactive materials, asbestos, polychlorinated biphenyls (PCBs), chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, petroleum and petroleum products, and substances declared to be hazardous or toxic under any law or regulation now or hereafter enacted or promulgated by any governmental authority.

      (b) Tenant shall not cause or permit to occur any violation of any federal, state or local law, ordinance, or regulation now or hereafter enacted, related to environmental conditions on, under, or about the Premises, arising from Tenant's use or occupancy of the Premises, included, but not limited to, soil and ground water conditions.

      (c) Tenant shall not cause or permit to occur the use, generation, release, manufacture, refining, production, processing, storage, or disposal of any Hazardous Substance on, under, or about the Premises, or the transportation to or from the Premises of any Hazardous Substance.

      (d) Tenant shall indemnify, defend, and hold Landlord harmless from all fines, suits, procedures, claims, and actions of every kind, and all costs associated herewith (including attorneys' and consultants' fees) arising out of or in any way connected with any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the term of this Lease, at or from the Premises, or which arises at any time from Tenant's use or occupancy of the Premises, from Tenant's failure to provide all information, make all submissions, and take all steps required by all Authorities under the Laws and all other environmental laws.

      (e) Tenant's obligations and liabilities under this Paragraph 33 shall survive the expiration of this Lease.

      (f) Tenant shall not be liable for any damage due to hazardous materials that occurred prior to the commencement of Tenant's lease or after its termination, unless damage is caused by Tenant during Tenant's occupancy.


34. NOTICES. Any notice or other written instrument relating to this Lease may be delivered personally to the party to whom such notice is addressed (delivery to the president, a vice president, or the secretary of such party to constitute personal delivery to such party), or may be mailed by registered or certified mail to such party at the following address or at such other address as such party from time to time may designate by written notice:


                 TO LANDLORD:
                              JIM JOSEPH
                              ------------------------------
                              411 BOREL AVENUE, SUITE 600
                              ------------------------------
                              SAN MATEO, CA  94402
                              ------------------------------

                 TO TENANT:
                              VIRAGE, INC.
                              ------------------------------
                              411 BOREL AVENUE, SUITE 100
                              ------------------------------
                              SAN MATEO, CA 94402
                              ------------------------------


Any notice or other written instrument mailed as above provided shall be effective at the expiration of seventy-two (72) hours after deposit of the same, postage prepaid, in the United States mail at any place within the State of California.

35. LETTER OF CREDIT. Tenant shall deliver to Landlord, upon execution of this Lease, a clean, irrevocable, non-documentary and unconditional letter of credit (the "Letter of Credit") issued by and drawable upon any commercial bank, trust company, national banking association or savings and loan association with offices for banking purposes in the State of California (the "Issuing Bank"), which has outstanding unsecured, uninsured and unguaranteed indebtedness, or shall have issued a letter of credit or other credit facility that constitutes the primary security for any outstanding indebtedness (which is otherwise uninsured and unguaranteed), that is then rated, without regard to qualification of such rating by symbols such as "+" or "-" or numerical notation, "Aa" or better by Moody's Investors Service and "AA" or better by Standard & Poor's Rating Service, and has combined capital, surplus and undivided profits of not less than $ 500,000,000. Such Letter of Credit shall (a) name Landlord as beneficiary, (b) be in the amount of $ 2,000,000.00 for the entire term of the Lease (c) permit multiple drawings, (d) be fully transferable by Landlord without the payment of any fees or charges by Landlord, and (e) otherwise be in form and content satisfactory to Landlord. If upon any transfer of the Letter of Credit, any fees or charges shall be so imposed, then such fees or charges shall be payable solely by Tenant and the Letter of Credit shall so specify. The Letter of Credit shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year each thereafter during the Term unless the Issuing Bank sends a notice (the "Non-Renewal Notice") to Landlord by certified mail, return receipt requested, not less than 45 days next preceding the then expiration date of the Letter of Credit stating that the Issuing Bank has elected not to renew the Letter of Credit. Landlord shall have the right, upon receipt of the Non-Renewal Notice, to draw the full amount of the Letter of Credit, by sight draft on the Issuing Bank, and shall thereafter hold or apply the cash proceeds of the Letter of Credit pursuant to the terms of this Article. The issuing Bank shall agree with all drawers, endorsers and bona fide holders that drafts drawn under and in compliance with the terms of the Letter of Credit will be duly honored upon presentation to the Issuing Bank at an office location in San Francisco, California. The Letter of Credit shall be subject in all respects to the Uniform Customs and Practice for Documentary Credits (1993 revision), International Chamber of Commerce Publication No. 500.

36. OPTION TO RENEW: Tenant, providing Tenant is not otherwise in default, shall have one option to renew the Office Lease for a period of five (5) years, upon giving Landlord written notice no later than January 1, 2006 of Tenant's intent to renew. This option is subject to all terms, conditions and covenants herein contained wherein Base Rent for the renewal term shall be based on the greater of: (a) 100% of fair market value for comparable office buildings in the San Mateo office market, or (b) September 1, 2006 monthly rent.

        A. "Fair Market Rental" shall mean the rate being charged to tenants for comparable space in similar buildings in San Mateo, California, with similar amenities, taking into consideration size, location, "free rent", allowance, floor level, proposed term of the lease, extent of services to be provided and the time that the particular rate under consideration became or is to become effective and any other relevant consideration. Fair Market Rental as of October 1, 2006 (the "Adjustment Date") shall be determined by Landlord with written notice (the "Notice") given to Tenant not later than thirty (30) days after receipt of the Option Notice, subject to Tenant's right to arbitration as hereinafter provided. Failure on the part of Tenant to demand arbitration within forty-five (45) days after receipt of the Notice from Landlord shall bind Tenant to the Fair Market Rental as determined by Landlord. Should Tenant elect to arbitrate and should the arbitration not have been concluded prior to the Adjustment Date, Tenant shall pay the prior year's Rent to Landlord after the Adjustment Date. If the amount of the Fair Market Rental as determined by arbitration is greater or less than Landlord's determination, then any adjustment required to adjust the amount previously paid shall be made by payment by the appropriate party within ten (10) days after such determination of Fair Market Rental.

        B. If Tenant disputes the amount claimed by Landlord as Fair Market Rental, Tenant may require that Landlord submit the dispute to arbitration. The arbitration shall be conducted and determined in the City of San Francisco, California in accordance with the then prevailing rules of the American Arbitration Association or its successor for arbitration of commercial disputes, except that the procedures mandated by such rules shall be modified as follows:

        (1)    Tenant shall make demand for arbitration in writing within thirty
               (30) days after service of the Notice, specifying therein the name and address of the person to act as the arbitrator on Tenant's behalf. The arbitrator shall be a real estate appraiser with at least five (5) years' full-time commercial appraisal experience who is familiar with the Fair Market Rental of first-class commercial office space in San Mateo, California. Failure on the part of Tenant to make the timely and proper demand for such arbitration shall constitute a waiver of the right thereto. Within ten (10) business days after the service of the demand for arbitration, Landlord shall give notice to Tenant specifying the name and address of the person designated by Landlord to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If Landlord fails to notify Tenant of the appointment of its arbitrator, within or by the time specified, then the arbitrator appointed by Tenant shall be the arbitrator to determine the Fair Market Rental for the Premises.

         (2) If two arbitrators are chosen pursuant to Paragraph (B)(1) above, the arbitrators so chosen shall meet within ten (10) business days after the second arbitrator is appointed and shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two arbitrators pursuant to Paragraph (B)(1) above. If they are unable to agree upon such appointment within five (5) business days after expiration of such ten (10) day period, the third arbitrator shall be selected by the parties themselves. If the parties do not agree on the third arbitrator within five (5) business days after expiration of the foregoing five (5) business day period, then either party, on behalf of both, may request appointment of such a qualified person by the then president of the San Francisco Real Estate Board. The three arbitrators shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in Paragraph (B)(3) below. Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys' fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.

        (3) The Fair Market Rental shall be fixed by the three arbitrators in accordance with the following procedures. Each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Fair Market Rental supported by the reasons therefor and shall make counterpart copies for each of the other arbitrators. The arbitrators shall arrange for a simultaneous exchange of such proposed resolutions within ten (10) business days after appointment of the third arbitrator. If either arbitrator fails to deliver to the other arbitrators his or her determination within such ten (10) business day period, then the determination of the other arbitrator shall be final and binding upon the parties. The role of the third arbitrator shall be to select which of the two proposed resolutions most closely approximates his or her determination of Fair Market Rental. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed resolutions. The resolution he or she chooses as that most closely approximating his or her determination of the Fair Market Rental shall constitute the decision of the arbitrators and shall be final and binding upon the parties. If either party fails to pay its share of the fees of the third arbitrator with five (5) business days after receipt of an invoice, or fails to execute and deliver any documents reasonably required by the third arbitrator within five (5) business days after receipt thereof, then the Fair Market Rental shall be determined solely by the arbitrator selected by the other party.

        (4) In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator. The arbitrators shall attempt to decide the issue within ten (10) business days after the appointment of the third arbitrator. Any decision in which the arbitrator appointed by Landlord and the arbitrator appointed by Tenant concur shall be binding and conclusive upon the parties, except that such arbitrators shall not attempt by themselves to mutually ascertain the Fair Market Rental and any such determination, in a manner other than that provided for in Paragraph (B)(3) hereof, shall not be binding on the parties.

        (5) The arbitrators shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of Fair Market Rental, but any such consultation shall be made in the presence of both parties with full right on their part to cross-examine. The arbitrators shall render the decision and award in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of this Lease.


IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the date first above written.

                                       LANDLORD:


                                       -----------------------------------------
                                       JIM JOSEPH
                                       Trustee, Jim Joseph Revocable Trust,
                                       dated January 19, 1990,


                                       TENANT:

                                       VIRAGE, INC.
                                       -----------------------------------------
                                       By:
                                          --------------------------------------

                                       Its:
                                           -------------------------------------


                                    EXHIBITS

                             EXHIBIT "A" - Site Plan
                            EXHIBIT "B" - Floor Plans
                       EXHIBIT "C" - Rules and Regulations

                              RULES AND REGULATIONS



1. Tenant movements into and out of the building, wherein the extent of the move exceeds a small amount of hand carried goods, shall be coordinated in advance with Landlord and shall be conducted generally during the periods 7:00pm and 7:00am, Monday through Friday, and Saturday through Sunday (all day). Landlord will provide Tenant specific written guidelines for moves upon being informed by Tenant of desired movement dates. In no event will Landlord be responsible for any loss or damage to such freight, furniture and fixtures or personal property from any cause.

2. The sidewalks, entrances, lobby, elevators, stairways, and public corridors shall be used only as a means of ingress and egress and shall remain unobstructed at all times. The entrance and exit doors of all suites are to be kept closed at all times except as required for orderly passage to and from a suite. Loitering in any part of the Building or obstruction of any means of ingress or egress shall not be permitted. Doors and windows shall not be covered or obstructed. Overnight parking, including legal holidays and weekends, shall not be permitted without prior written consent of the Landlord.

3. Plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no rubbish, newspapers, trash or other substances of any kind shall be deposited therein. The use of electrical current shall not exceed safety standards established in the applicable building code. Walls, floors and ceilings shall not be defaced in any way and no tenant shall be permitted to mark, nail, screw or drill into paint or in any way mar any building surface, except that pictures, certificates, licenses and similar items normally used in Tenant's business may be carefully attached to the walls by Tenant in a manner to be prescribed by Landlord. Upon removal of such items by Tenant, any damage to the walls or other surfaces shall be repaired by Tenant.

4. No awning, shade, sign, advertisement or notice shall be inscribed, painted or affixed on or to any part of the outside or inside of the Building. All tenant identification on public corridor doors or walls will be installed by Landlord for Tenant. No lettering or signs other than the name of the Tenant will be permitted on public corridor doors or walls with the size and type of the letters to be prescribed by Landlord. The bulletin board or directory of the Building will be provided exclusively for the display of the name and location of tenants thereof, and Landlord reserves the right to exclude all other names therefrom. Landlord reserves the right to approve all listing requests.

5. The weight, size, position and installation of all safes and other unusually heavy objects used or placed in the Building shall be prescribed by Landlord. All mechanical equipment and office machines which are placed in the Building shall be installed in sittings which, in the judgment of the Landlord, shall be sufficient to prevent noise, vibration and annoyance. The repair of any damage done to the Building or property therein by installing or removing or maintaining such safes or other unusually heavy objects shall be paid for by Tenant.

6. The storage of goods, wares or merchandise on the premises will not be permitted except in areas specifically designated by Landlord for storage. No sale or auction, public or private, will be permitted on the premises.

7. All keys to the premises and the Building shall be obtained from Landlord and all keys shall be returned to Landlord upon the termination of this Lease. Tenant shall not change the locks or install other locks on the doors.



                                    EXHIBIT C
                                     PAGE 1

8. Tenant or any employee or invitee of Tenant using the premises after regular business hours or on non-business days shall lock any entrance doors to the Building used by him immediately after entering of leaving the Building. Tenant, its employees and invitees and other persons entering or leaving the Building when it is so locked, may be required to sign the Building register when so doing, and any security personnel of Landlord may refuse to admit Tenant or any of Tenant's employees, invitees or any other person to the Building while it is so locked, without a pass previously arranged or other satisfactory identification showing such person's right to access to the Building. At such time, Landlord assumes no responsibility whatsoever in connection therewith and shall not be liable for any damage resulting from any error in regard to any such pass or identification or from the admission of any unauthorized person to the Building.

9. Tenant shall not permit any cooking to take place in the premises, nor shall Tenant install therein any vending machines without Landlord's written consent.

10. Landlord reserves the right at any time to change or rescind any one or more of these Rules or Regulations or to make such other and further reasonable rules and regulations as in Landlord's judgment may from time to time be necessary for the management, safety, care and cleanliness of the Building, for the preservation of good order therein, and for the convenience of other occupants and tenants therein. Landlord shall not be responsible to Tenant or to any other person for the nonobservance or violation of the Rules or Regulations by any other tenant or other person.

11. Except for animals aiding a disabled person, Tenant agrees not to keep or permit to be kept on said premises or in said Office Park, any pet, including but not limited to dogs, cats, birds, rodents or reptiles of any nature without the express written consent of Landlord.

12. In accordance with City Ordinance # 1993-03, smoking is not permitted in the building.



                                    EXHIBIT C
                                     PAGE 2